UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

WEBMD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION

WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 12, 2003

To WebMD Stockholders:

      NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of WebMD Corporation will be held at 9:30 a.m., Eastern time, on September 12, 2003 at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, for the following purposes:

1. To elect three Class II directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal; and

2. To consider and vote on a proposal to ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of WebMD common stock issuable under that Plan by million shares, to a total of million shares; and

3. To consider and vote on a proposal to approve an amendment to WebMD’s Certificate of Incorporation to increase the number of authorized shares of WebMD common stock by 300 million shares to a total of 900 million shares; and

4. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on July 21, 2003 will be entitled to vote at this meeting. The stock transfer books will not be closed.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

By Order of the Board of Directors
of WebMD Corporation

Charles A. Mele
Executive Vice President,
General Counsel and Secretary

Elmwood Park, New Jersey

July      , 2003

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROXY STATEMENT
SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2:
PROPOSAL 3:
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
MISCELLANEOUS
ANNEX A

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Information about important risks and uncertainties that could affect future results, causing these results to differ materially from those expressed in our forward-looking statements, can be found in our other Securities and Exchange Commission filings. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

PRELIMINARY COPY — SUBJECT TO COMPLETION

WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 12, 2003

      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of WebMD Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors from holders of outstanding shares of our common stock, par value $0.0001 per share, for use at our Annual Meeting of Stockholders to be held on September 12, 2003, at 9:30 a.m., Eastern time, at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, and at any adjournment or postponement thereof. The date of this Proxy Statement is July           , 2003 and it and a form of proxy are first being mailed or otherwise delivered to stockholders on or about August 1, 2003.

      Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the Annual Meeting and that are not revoked will be voted (or withheld from voting) at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, FOR the election of each of the nominees for director listed below for Proposal 1, FOR ratification of the proposed amendment to WebMD’s 2000 Long-Term Incentive Plan described in Proposal 2, and FOR the amendment to WebMD’s Tenth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock described in Proposal 3. A stockholder may revoke a proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering to the Secretary of WebMD, at the address set forth above, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

•	signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting, or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

      Our Board of Directors does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their judgment.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

      The following proposals will be considered and voted on at the Annual Meeting:

•	Proposal 1: Election of three Class II directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. The three nominees are:

Paul A. Brooke
James V. Manning
Martin J. Wygod

•	Proposal 2: A proposal to ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of common stock that may be issued under the Plan by million shares, to a total of million shares.

•	Proposal 3: A proposal to approve an amendment to WebMD’s Tenth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 300 million shares, to a total of 900 million shares.

Recommendation of Our Board of Directors

      Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director listed in Proposal 1, FOR the amendment to WebMD’s 2000 Long-Term Incentive Plan described in Proposal 2, and FOR the amendment to WebMD’s Tenth Amended and Restated Certificate of Incorporation described in Proposal 3.

Record Date and Outstanding Shares

      Our Board of Directors has fixed the close of business on July 21, 2003 as the record date for the determination of our stockholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were                               shares of our common stock outstanding and entitled to vote held of record by approximately                               stockholders, although we believe that there are in excess of 100,000 beneficial owners of our common stock. No other voting securities of WebMD are outstanding.

Vote and Quorum Required

      Holders of our common stock are entitled to one vote for each share held as of the record date. Votes may be cast either in person or by properly executed proxy.

      The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented and even though the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (sometimes referred to as a broker non-vote). If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      Proposal 1 — Election of Directors. Election of directors is by a plurality of the votes cast at the Annual Meeting with respect to such election. Accordingly, the three nominees receiving the greatest number of votes for their election will be elected. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for a nominee will result in that nominee receiving fewer votes for election.

      Proposal 2 — Proposal for Plan Amendment. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required to ratify and approve the amendment to WebMD’s 2000 Long-Term Incentive Plan described in Proposal 2. Abstentions with respect to Proposal 2 will be treated as shares that are present or represented at the meeting, but will not be counted in favor of that proposal. Accordingly, an abstention from voting on Proposal 2 will have the same effect as a vote against that proposal. Broker non-votes with respect to Proposal 2 will not be considered as present or represented at the meeting and, accordingly, will have no impact on the outcome of the vote with respect to Proposal 2.

      Proposal 3 — Proposal for Amendment to Tenth Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of common stock outstanding as of the record date is required to ratify and approve the amendment to WebMD’s Tenth Amended and Restated Certificate of Incorporation described in Proposal 3. An abstention or broker non-vote with respect to Proposal 3 will have the same effect as a vote against Proposal 3 because it is one less vote for approval.

Expenses of Proxy Solicitation

      We will pay the expenses of soliciting proxies from our stockholders to be voted at the Annual Meeting and the cost of preparing and mailing this Proxy Statement to our stockholders. Following the original mailing of this Proxy Statement and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this Proxy Statement and other soliciting materials, we will request brokers, custodians, nominees and other record holders of our common stock to forward copies of this Proxy Statement and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In these cases, we will, upon the request of the record holders, reimburse these holders for their reasonable expenses. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for our Annual Meeting at a cost of approximately $          plus reimbursement of out-of-pocket expenses.

No Appraisal Rights

      Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of WebMD common stock, as of July 7, 2003 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of our common stock, by each of our directors, by each of our named executive officers, as described below under “Executive Compensation,” and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361.

	Common				Percent of
Name and Address of Beneficial Owner	Stock(1)		Options(2)	Total Shares	Outstanding(2)

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	33,123,998	(3)	—	33,123,998	10.9
Mark J. Adler, M.D.	32,000	(4)	74,957	106,957	*
Paul A. Brooke	371,667	(5)	48,957	420,624	*
Neil F. Dimick	—		—	—	*
Roger C. Holstein	41,593	(6)	2,119,566	2,161,159	*
James V. Manning	859,047	(7)	86,957	946,004	*
Charles A. Mele	259,781	(8)	1,856,216	2,115,997	*
Herman Sarkowsky	570,994	(9)	348,957	919,951	*
Michael A. Singer	9,232,825	(10)	2,635,416	11,868,241	3.9
Joseph E. Smith	29,250		74,957	104,207	*
Anthony Vuolo	27,229	(11)	1,654,916	1,682,145	*
Martin J. Wygod	7,848,230	(12)	3,114,999	10,963,229	3.6
All executive officers and directors as a group (17 persons)	19,060,046		15,097,156	34,157,202	10.7

*	Less than 1%.

(1)	The amounts set forth below for Messrs. Holstein, Mele, Singer, Vuolo and Wygod include 200 shares allocated to each of them pursuant to the WebMD Corporation Performance Incentive Plan, a retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code (which we refer to in this table as PIP Shares). The amount set forth below for “All executive officers and directors as a group” includes an aggregate of 2,000 PIP Shares. Performance Incentive Plan participants do not have dispositive power with respect to PIP Shares (including vested PIP Shares) until the shares are distributed in accordance with the terms of the Plan. Participants will forfeit all rights with respect to unvested PIP Shares if they leave WebMD for any reason other than death or disability. Generally, one-third of the number of PIP Shares allocated to each participant vests on each December 31 following the allocation.

(2)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, we have set forth, in the column entitled “Options,” the number of shares of WebMD common stock that each person listed has the right to acquire pursuant to options that are currently exercisable or that will be exercisable within 60 days of July 7, 2003. We have calculated the percentages set forth in the column entitled “Percent of Outstanding” based on the number of shares outstanding as of July 7, 2003 (which was 304,954,960) plus, for each listed person or group, the number of additional shares deemed outstanding, as set forth in the column entitled “Options.”

(3)	The information shown is as of December 31, 2002 and is based upon information disclosed by FMR Corp., Fidelity Management and Research Company, Fidelity Growth Company Fund, Abigail P. Johnson and Edward C. Johnson, 3d in a Schedule 13G filed with the SEC. Such persons reported that FMR Corp. and the other members of the filing group have sole power to dispose or to direct the disposition of 33,123,998 shares of WebMD common stock and sole power to vote or to direct the vote of 1,277,271 shares of WebMD common stock. Sole power to vote the other shares of WebMD common stock beneficially owned by the filing group resides in the respective boards of trustees of the funds that have invested in the shares. The interest of Fidelity Growth Company Fund, an investment company registered under the Investment Company Act of 1940, amounted to 19,920,600 shares of WebMD common stock at of December 31, 2002.

(4)	Represents 10,000 shares held by Dr. Adler and 22,000 shares held by the Adler Family Trust.

(5)	Represents 170,000 shares held by Mr. Brooke and 201,667 shares held by PMSV Holdings LLC, of which Mr. Brooke is the managing member.

(6)	Represents 40,436 shares held by Mr. Holstein, 957 shares allocated to Mr. Holstein’s account under a 401(k) Plan and 200 PIP Shares.

(7)	Represents 787,800 shares held by Mr. Manning and 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Mr. Manning and Mr. Wygod are trustees and share voting and dispositive power.

(8)	Represents 90,975 shares held by Mr. Mele, 1,622 shares allocated to Mr. Mele’s account under a 401(k) Plan, 200 PIP Shares and 166,984 shares held by the Rose Foundation, a private charitable foundation of which Mr. Mele and Mr. Wygod are trustees and share voting and dispositive power.

(9)	Represents 437,662 shares held by Mr. Sarkowsky, 95,832 shares held by Sarkowsky Family L.P. and 37,500 shares held by a charitable foundation of which Mr. Sarkowsky is a director.

(10)	Represents 10,000 shares held by Mr. Singer, 9,171,875 shares held by MAS 1997 Family Limited Partners, the general partner of which is a company controlled by Mr. Singer and the sole limited partner of which is Mr. Singer, 50,750 shares held by MDDS Partnership Limited, the general partner of which is controlled by Mr. Singer and the limited partners of which are Mr. Singer and certain of his family members, and 200 PIP Shares.

(11)	Represents 24,833 shares held by Mr. Vuolo, 1,610 shares allocated to Mr. Vuolo’s account under a 401(k) Plan, 200 PIP Shares and 586 shares held by Mr. Vuolo’s spouse.

(12)	Represents 7,440,867 shares held by Mr. Wygod, 200 PIP Shares, 7,600 shares held by Mr. Wygod’s spouse, 161,332 shares held by SYNC, Inc., which is controlled by Mr. Wygod, 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Mr. Wygod and Mr. Manning are trustees and share voting and dispositive power, and 166,984 shares held by the Rose Foundation, a private charitable foundation of which Messrs. Wygod and Mele are trustees and share voting and dispositive power.

PROPOSAL 1:

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, each of which currently has three directors. At each Annual Meeting, the term of one of the classes of directors expires and WebMD stockholders vote to elect nominees for the directorships in that class for a new three-year term.

      At this year’s Annual Meeting, the terms of the three Class II directors, Paul A. Brooke, James V. Manning and Martin J. Wygod, will expire. The Board of Directors has nominated each of these individuals for re-election at the Annual Meeting, to serve for a three-year term expiring at our Annual Meeting in 2006 and until his successor is elected and has qualified or until his earlier resignation or removal.

      The persons named in the enclosed proxy intend to vote for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld.

      Our Board of Directors recommends a vote “FOR” the election of these nominees as directors.

      We have inquired of each nominee and have determined that each will serve if elected. While our Board of Directors does not anticipate that any of the nominees will be unable to serve, if any nominee is not able to serve, proxies will be voted for a substitute nominee unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Information Regarding the Nominees and Continuing Directors

      Biographical information regarding the nominees for election as Class II directors at the Annual Meeting and the incumbent Class I and Class III directors is included below.

Nominees for election as Class II directors for a term expiring 2006:

Paul A. Brooke	57	Paul A. Brooke has been a director of WebMD since November 2000. Mr. Brooke has been the managing member of PMSV Holdings LLC, a private investment firm, since 1993 and a venture partner of MPM Capital, a venture capital firm specializing in the healthcare industry, since 1997. Mr. Brooke has also been an advisory director to each of Morgan Stanley and Skyline Partners since April 2000. From 1983 until April 1999, Mr. Brooke was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley. From April 1999 until May 2000, he was a Managing Director at Tiger Management LLC.

James V. Manning	56	James V. Manning has been a director of WebMD since September 2000. He served as a director of CareInsite, Inc. from 1999 until its acquisition by WebMD in September 2000. Mr. Manning was a member of the Board of Medical Manager Corporation and its predecessor, Synetic, Inc., from 1989 until its merger with WebMD in September 2000, was Vice Chairman of the Board of Synetic from March 1998 to July 1999, was its Chief Executive Officer from January 1995 to March 1998, was its President from July 1996 to March 1998 and, until March 1998, was an executive officer for more than five years. Until December 1994, Mr. Manning had been an executive officer of Merck-Medco Managed Care, L.L.C., a pharmacy benefits manager, and its predecessors for more than five years. Mr. Manning is also Chairman of the Board of Group 1 Software, Inc., a computer software company.

Martin J. Wygod	63	Martin J. Wygod has served as Chairman of the Board of Directors of WebMD since March 2001 and as a director since September 2000. From October 2000 until May 2003, he also served as our Chief Executive Officer. From September 2000 until October 2000, Mr. Wygod served as Co-Chief Executive Officer of WebMD. From May 1989 until its merger with WebMD in September 2000, Mr. Wygod was Chairman of the Board and a director of Medical Manager and its predecessor, Synetic. For part of that time, he was also Chief Executive Officer of Medical Manager. He also served as Chairman of the Board of CareInsite from 1999 until its acquisition by WebMD in September 2000. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

Incumbent Class III directors with a term expiring 2004:

Mark J. Adler, M.D.	46	Mark J. Adler, M.D., has been a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until its acquisition by WebMD in September 2000. Dr. Adler is an oncologist and has been Medical Director of the San Diego Cancer Center since he founded it in 1991 and is a director of the San Diego Cancer Research Institute. He is also President and Chief Executive Officer of the internal medicine and oncology group of Medical Group of North County, which is based in San Diego, California.

Herman Sarkowsky	78	Herman Sarkowsky has been a director of WebMD since November 2000. Mr. Sarkowsky has been President of Sarkowsky Investment Corporation, a private investment company, for more than five years. Mr. Sarkowsky also served as a director of Medical Manager and its predecessor, Synetic, from 1989 until its merger with WebMD in September 2000.

Michael A. Singer	56	Michael A. Singer has served as Chief Executive Officer of WebMD Medical Manager, our Physician Services segment, and as a director of WebMD since September 2000. He also served as a Member of WebMD’s Office of the President from September 2001 until October 2002. Mr. Singer served as a director of CareInsite from 1999 until its acquisition by WebMD in September 2000. Mr. Singer was Vice Chairman and Co-Chief Executive Officer of Medical Manager from July 1999 until its merger with WebMD in September 2000. Mr. Singer was Chairman of the Board and Chief Executive Officer of Medical Manager Health Systems, Inc., then known as Medical Manager Corporation, and its predecessors for more than five years prior to July 1999.

Incumbent Class I directors with a term expiring 2005:

Neil F. Dimick	54	Neil F. Dimick has been a director of WebMD since December 2002. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002 and as Senior Executive Vice President and Chief Financial Officer and a director of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, for more than five years prior to its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. He also serves as a member of the Board of Directors of Alliance Imaging Inc., a provider of outsourced diagnostic imaging services to hospitals and other health care companies.

Roger C. Holstein	51	Roger C. Holstein has been Chief Executive Officer of WebMD since May 2003 and a director since December 2002 and has served in senior executive positions at WebMD and its predecessors since 1997. Mr. Holstein was President of WebMD from October 2002 to May 2003. He served as Chief Executive Officer of WebMD Health, our Portal Services segment, from June 2001 to October 2002 and as a member of WebMD’s Office of the President from September 2001 until October 2002. From October 2000 until June 2001, Mr. Holstein was Executive Vice President, Marketing and Strategic Planning of WebMD. He served as Executive Vice President — Sales & Marketing and a director of CareInsite from March 1999 until its acquisition by WebMD in September 2000 and was Executive Vice President — Marketing and Sales of Medical Manager and its predecessors from 1997 to July 1999. From 1991 to 1996, Mr. Holstein was Senior Executive Vice President, Marketing and Sales of Merck-Medco and its predecessors and from 1996 to 1998, he was a special consultant to Merck-Medco.

Joseph E. Smith	64	Joseph E. Smith has been a director of WebMD since September 2000. Mr. Smith was a director of CareInsite, Inc. from 1999 until September 2000. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, most recently as Corporate Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith serves on the Board of Trustees of the International Longevity Center, a non-profit organization.

      No family relationship exists among any of our directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of WebMD, except that Messrs. Manning, Singer, Smith and Wygod and Dr. Adler were originally appointed as directors in connection with the merger transactions in September 2000 involving WebMD, Medical Manager and CareInsite.

Meetings and Committees of the Board of Directors

      Our Board of Directors met eight times during 2002. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent. During 2002, each of our current directors attended 75% or more of the meetings held by our Board and the Board committees on which he served.

      Our Board of Directors currently has four standing committees: a Compensation Committee, an Audit Committee, an Executive Committee and a Nominating Committee.

      The Executive Committee, which met once during 2002, is currently comprised of Messrs. Brooke, Manning, Smith and Wygod. The Executive Committee has the power to exercise, to the fullest extent permitted by law, the powers of the entire Board.

      The Compensation Committee, which met twice during 2002, is currently comprised of Dr. Adler and Messrs. Sarkowsky and Smith. For a description of the responsibilities of the Compensation Committee, see “Report of the Compensation Committee” below.

      The Audit Committee, which met five times during 2002, is currently comprised of Dr. Adler and Messrs. Brooke and Smith. For a description of the responsibilities of the Audit Committee, see “Report of the Audit Committee” below.

      The Nominating Committee was formed in January 2003 and is currently comprised of Dr. Adler and Mr. Manning. The primary responsibilities of the Nominating Committee are identifying individuals qualified to become Board members, recommending to the Board the director nominees for each Annual Meeting of Stockholders and recommending to the Board candidates for filling vacancies that may occur between Annual Meetings. The Nominating Committee operates pursuant to a charter adopted by the Board of Directors in January 2003 and amended and restated in May 2003. The charter is attached as Exhibit A to this Proxy Statement. The Nominating Committee will consider candidates recommended by stockholders. Any such recommendation should be submitted, with a full statement of the qualifications of the recommended nominee, in writing to Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361 and it will be forwarded to the Nominating Committee for consideration.

Compensation of Non-Employee Directors

      Our non-employee directors each receive an annual retainer of $25,000. Members of the Audit Committee receive an additional annual retainer of $15,000. Directors do not receive per meeting fees, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.

      Our non-employee directors are eligible to receive stock options under our 2000 Long-Term Incentive Plan and our 1996 Stock Plan. All non-employee directors receive stock options pursuant to automatic grants of stock options under our 2000 Long-Term Incentive Plan annually on January 1. In January 2002, Messrs. Brooke, Manning, Sarkowsky and Smith and Dr. Adler and one of our former directors, L. John Doerr, each received an automatic annual grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $7.06 per share. In November 2002, Messrs. Brooke, Manning, Sarkowsky and Smith and Dr. Adler each received an additional grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $6.99 per share. In December 2002, upon his appointment to our Board of Directors, Mr. Dimick received a grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $8.84 per share. In January 2003, Messrs. Brooke, Dimick, Manning, Sarkowsky and Smith and Dr. Adler each received an automatic annual grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $8.55 per share. Options to purchase 20,000 shares of WebMD common stock granted to Mr. Doerr in 2002 were cancelled when he did not seek reelection to our Board of Directors on October 24, 2002.

EXECUTIVE OFFICERS

Name	Age	Position

Martin J. Wygod	63	Chairman of the Board
Roger C. Holstein	51	Chief Executive Officer
Thomas P. Apker	46	Chief Executive Officer, WebMD Envoy
Wayne P. Gattinella	50	President, WebMD Health
William G. Midgette	47	Chief Executive Officer, Porex
Michael A. Singer	56	Chief Executive Officer, WebMD Medical Manager
K. Robert Draughon	43	Executive Vice President, Business Development
Kirk G. Layman	44	Executive Vice President, Administration and Acting Chief Financial Officer
Charles A. Mele	46	Executive Vice President, General Counsel and Secretary
Anthony Vuolo	45	Executive Vice President, Business Development
Steven Zatz, M.D.	46	Executive Vice President, Professional Information Services and Chief Medical Officer

      Biographical information regarding our executive officers who are not also directors of WebMD is set forth below:

      Thomas P. Apker has been Chief Executive Officer of WebMD Envoy, our Transaction Services segment, since May 2002. He served as Chief Operating Officer of WebMD from December 2000 to May 2002. He also served as a member of WebMD’s Office of the President from September 2001 to October 2002. From March 1990 until January 1999, Mr. Apker was Senior Vice President of Operations at Merck-Medco and its predecessors.

      K. Robert Draughon has served as WebMD’s Executive Vice President, Business Development since November 1999. From February 1998 until November 1999, he served as Chief Financial Officer of WebMD, Inc. From January 1988 to February 1998, he served as Chief Investment Officer for Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia.

      Wayne P. Gattinella has served as President of WebMD Health, our Portal Services segment, since August 2001. Previously, Mr. Gattinella was Executive Vice President and Chief Marketing Officer for PeoplePC, an Internet service provider from April 2000 to August 2001. From February 1998 to March 2000, Mr. Gattinella was President of North America for MemberWorks, Inc., a marketing services company. From January 1992 to February 1998, Mr. Gattinella was Executive Vice President of Marketing for Merck-Medco and its predecessors.

      Kirk G. Layman has served as Acting Chief Financial Officer of WebMD since May 2003 and as Executive Vice President, Administration of WebMD since April 2002. Mr. Layman has served in senior executive positions at WebMD and its predecessors since 1997. From September 2000 to April 2002, Mr. Layman served as Senior Vice President, Finance of WebMD. Mr. Layman served as Senior Vice President — Finance and Chief Accounting Officer of Medical Manager and its predecessor, Synetic, from March 1999 until its merger with WebMD in September 2000 and served as Vice President — Financial Analysis of Synetic from May 1997 to March 1999. Prior to joining Synetic, Mr. Layman was with the accounting firm of Arthur Andersen, where he was a partner since 1995.

      Charles A. Mele has been Executive Vice President, General Counsel and Secretary of WebMD since January 2001. Mr. Mele has served in senior executive positions for WebMD and its predecessors since 1995. Mr. Mele was Executive Vice President and Co-General Counsel of WebMD from September 2000 until January 2001. He served as a director of CareInsite from 1998 until its acquisition by WebMD in

September 2000. Mr. Mele was Executive Vice President — General Counsel of Medical Manager and its predecessor, Synetic, from March 1998 until its merger with WebMD in September 2000 and was Vice President — General Counsel of Synetic from July 1995 to March 1998. Mr. Mele is also a director of Group 1 Software, Inc., a computer software company.

      William G. Midgette has been Chief Executive Officer of Porex, our Plastic Technologies segment, since August 2002. For more than five years prior to that, Mr. Midgette served in senior management positions at C. R. Bard, Inc., a healthcare products company, most recently as President, Bard International.

      Anthony Vuolo has been Executive Vice President, Business Development of WebMD since May 2003. Mr. Vuolo has served in senior executive positions at WebMD and its predecessors since 1994. From September 2000 to May 2003, Mr. Vuolo was as Executive Vice President and Chief Financial Officer of WebMD. He was Senior Vice President — Business Development and Treasurer of Medical Manager from March 1999 until its merger with WebMD in September 2000 and was Executive Vice President — Finance and Administration and Chief Financial Officer of Medical Manager from March 1998 until March 1999.

      Steven Zatz, M.D. has served as Executive Vice President, Professional Information Services since January 2002 and as Chief Medical Officer since September 2001. Dr. Zatz served as Executive Vice President, Internet Portals and Applications Services of WebMD from October 2000 to January 2002. Dr. Zatz was Senior Vice President, Medical Director of CareInsite from June 1999 until its acquisition by WebMD in September 2000. Prior to joining CareInsite, Dr. Zatz was senior vice president of RR Donnelley Financial in charge of its healthcare business from October 1998 to May 1999. From August 1995 to May 1998, Dr. Zatz was President of Physicians’ Online, an online portal for physicians.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of these securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the Forms 3, 4 and 5 furnished to us during or with respect to 2002, all of our directors and officers subject to the reporting requirements and each beneficial owner of more than ten percent of our common stock satisfied all applicable filing requirements, except that Mr. Holstein filed an amended Form 3 to reflect the fact that, at the time he became an executive officer of WebMD, his account in a 401(k) Plan was allocated 957 shares not previously reported.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation earned for services rendered to WebMD by the “named executive officers.” The named executive officers are our chief executive officer and our four other most highly compensated executive officers who earned more than $100,000 in 2002. In accordance with the rules of the SEC, this table does not include certain perquisites and other benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

Summary Compensation Table

					Long-Term
					Compensation

					Awards

		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Options(#)	Compensation

Martin J. Wygod	2002	$1,400,000		$475,000	—	—
Chairman of the Board of	2001	350,750	(1)	—	1,395,000	—
Directors (formerly Chief	2000	300	(2)	—	— (3)	—
Executive Officer)(4)

Roger C. Holstein	2002	480,000		450,000	1,000,000	—
Chief Executive Officer	2001	450,000		175,000	500,000	—
(formerly President)(4)	2000	121,250	(2)	—	— (5)	—

Charles A. Mele	2002	450,000		350,000	—	—
Executive Vice President, General	2001	450,000		100,000	500,000	—
Counsel and Secretary	2000	135,000	(2)	—	— (6)	—

Michael A. Singer	2002	450,000		170,000	—	—
Chief Executive Officer,	2001	450,000		100,000	500,000	—
WebMD Medical Manager	2000	135,000	(2)	—	— (7)	—

Anthony Vuolo	2002	450,000		200,000	—	—
Executive Vice President,	2001	450,000		100,000	500,000	—
Business Development (formerly	2000	135,000	(2)	—	— (9)	—
Chief Financial Officer)(8)

(1)	Mr. Wygod’s annual salary was increased to $1.4 million per year, effective as of October 1, 2001.

(2)	Messrs. Wygod, Holstein, Mele, Singer and Vuolo were not employed by us prior to our mergers with Medical Manager and CareInsite on September 12, 2000. As a result, only compensation that we paid to those executive officers beginning on that date is reflected in this table.

(3)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 3,000,000 shares of our common stock at an exercise price of $12.75 per share, 25,000 shares of our common stock at an exercise price of $10.00 per share, 25,000 shares of our common stock at an exercise price of $14.80 per share, 25,000 shares of our common stock at an exercise price of $15.50 per share, 25,000 shares of our common stock at an exercise price of $22.90 per share and 585,000 shares of our common stock at an exercise price of $13.8462 per share.

(4)	Mr. Holstein succeeded Mr. Wygod as our Chief Executive Officer in May 2003. Mr. Wygod continues to serve as our Chairman of the Board. See below, under “Compensation Arrangements with Executive Officers,” the sections entitled “Arrangements with Martin J. Wygod” and “Arrangements with Roger C. Holstein.”

(5)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 20,000 shares of our common stock at an exercise price of $5.20 per share, 625,000 shares of our common stock at an exercise price of $12.90 per share, 625,000 shares of our common stock at an exercise price of $13.95 per share, 234,000 shares of our common stock at an exercise price of $13.8462 per share and 750,000 shares of our common stock at an exercise price of $11.55 per share.

(6)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 75,000 shares of our common stock at an exercise price of $5.80 per share, 487,500 shares of our common stock at an exercise price of $12.90 per share, 212,500 shares of our common stock at an exercise price of $14.75 per share, 208,000 shares of our common stock at an exercise price of $13.8462 per share, 187,500 shares of our common stock at an exercise price of $18.20 per share, 97,500 shares of our common stock at an exercise price of $34.2308 per share, 625,000 shares of our common stock at an exercise price of $11.55 per share and 200,000 shares of our common stock at an exercise price of $12.75 per share.

(7)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 1,625,000 shares of our common stock at an exercise price of $28.55 per share and 1,125,000 shares of our common stock at an exercise price of $11.55 per share.

(8)	In May 2003, Mr. Vuolo became Executive Vice President, Business Development and ceased to be our Chief Financial Officer.

(9)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 100,000 shares of our common stock at an exercise price of $4.60 per share, 312,500 shares of our common stock at an exercise price of $4.00 per share, 77,500 shares of our common stock at an exercise price of $12.90 per share, 125,000 shares of our common stock at an exercise price of $13.95 per share, 125,000 shares of our common stock at an exercise price of $14.75 per share, 97,500 shares of our common stock at an exercise price of $13.8462 per share, 187,500 shares of our common stock at an exercise price of $18.20 per share, 97,500 shares of our common stock at an exercise price of $34.2308 per share, 625,000 shares of our common stock at an exercise price of $11.55 per share and 200,000 shares of our common stock at an exercise price of $12.75 per share.

      The following table presents information concerning the options to purchase our common stock granted during the fiscal year ended December 31, 2002 to our named executive officers.

Option Grants in Fiscal 2002

	Number of	Percent of Total
	Securities	Options		Exercise or
	Underlying	Granted to Employees in		Base Price	Expiration	Grant Date
Name	Options Granted	2002		Per Share	Date	Present Value

Martin J. Wygod	—	—		—	—	—
Roger C. Holstein	1,000,000 (1)	21.2	%(2)	$5.71	10/23/12	$4,204,740 (3)
Charles A. Mele	—	—		—	—	—
Michael A. Singer	—	—		—	—	—
Anthony Vuolo	—	—		—	—	—

(1)	These options vest and become exercisable with respect to 20% of the shares on the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)	Based upon the total number of options that we granted to our employees during 2002.

(3)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise prices, (b) the exercise of options within three years of the date that they become exercisable, (c) a risk-free interest rate of 1.85% per annum and (d) volatility of 0.9. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure you that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

      The following table sets forth information with respect to the named executive officers concerning exercisable and unexercisable options held as of December 31, 2002. The values of in-the-money options are based on the year-end closing price of our common stock as of December 31, 2002 of $8.55 and are net of the option exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2002		December 31, 2002
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

Martin J. Wygod	51,000	$258,570	2,614,999	2,414,001	$2,119,675	$4,761,605
Roger C. Holstein	—	—	1,932,066	1,801,934	853,330	4,546,670
Charles A. Mele	—	—	1,647,133	870,867	853,330	1,706,670
Michael A. Singer	—	—	2,354,166	895,834	853,330	1,706,670
Anthony Vuolo	100,000	337,000	1,420,833	926,667	2,275,205	1,706,670

Compensation Arrangements with Executive Officers

     Arrangements with Roger C. Holstein

      We are party to an employment agreement, dated October 23, 2002, with Roger C. Holstein which provides for an employment period through December 31, 2007. In May 2003, Mr. Holstein, who until that time had served as our President, began serving as our Chief Executive Officer. In connection with his appointment as Chief Executive Officer, his annual base salary was increased from $600,000 to $1,000,000 and he received a grant of non-qualified options to purchase 500,000 shares of our common stock at an exercise price of $8.89 per share. The option vests ratably over five years. Mr. Holstein received a bonus of $450,000 for the year ended December 31, 2002. Beginning in 2003, and continuing each year for the duration of his employment, Mr. Holstein is eligible to receive a bonus of up to 100% of his base salary in the event that WebMD attains certain specified performance goals.

      In the event of the termination of Mr. Holstein’s employment by us “without cause” or by Mr. Holstein for “good reason,” as those terms are defined in Mr. Holstein’s employment agreement, he would be entitled to: (a) the greater of (i) a two year continuation of his base salary in effect immediately prior to the effectiveness of the employment agreement ($450,000 per year) or (ii) a continuation of his base salary in effect at the time of termination for six months for each six month period from the effectiveness of the employment agreement (in no event will such salary continuation continue for longer than three years); and (b) continued participation in our benefit plans (or comparable plans) for the duration of the severance period. In addition, all options granted to Mr. Holstein shall remain outstanding and continue to vest, and shall otherwise be treated as if Mr. Holstein remained employed by WebMD through the second anniversary of the termination date.

      Mr. Holstein may terminate his employment upon 30 days notice at any time after 11 months following a Change in Control (as defined in the employment agreement) and, if this occurs: (a) Mr. Holstein would be entitled receive the greater of (i) the salary continuance he would be entitled to if his employment were terminated “without cause” or for “good reason” or (ii) a continuation of his base salary through October 23, 2007; (b) his participation in our benefit plans (or comparable plans) would continue for the duration of the severance period; and (c) all options granted to Mr. Holstein which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in the respective stock option plans and agreements.

      Mr. Holstein may also terminate his employment upon 30 days notice at any time after the 11 month anniversary of the date on which Mr. Wygod ceases to serve as Chairman of the Board. If this occurs: (a) Mr. Holstein would be entitled to salary continuation from the date of termination through the second anniversary thereof; (b) his participation in our benefit plans (or comparable plans) would continue for the duration of the severance period; and (c) all options granted to Mr. Holstein which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain outstanding as if Mr. Holstein remained in the employ of WebMD until the earlier of (i) five years from the date of termination and (ii) the date on which the stock option would have expired under the terms of the applicable stock option plan or agreement. Mr. Holstein (or his estate) would have the same rights in the event of Mr. Holstein’s “permanent disability” (as defined in the employment agreement) or his death.

      If Mr. Holstein’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Holstein would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the second anniversary of the date of cessation of Mr. Holstein’s employment.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Holstein incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

     Arrangements with Martin J. Wygod

      In October 2001, we entered into a five-year employment agreement with Martin J. Wygod. The employment agreement provides that Mr. Wygod will be Chairman and Chief Executive Officer of WebMD. In accordance with the terms of the employment agreement, Mr. Wygod has elected to serve solely as Chairman of the Board and to perform duties commensurate with that position; his resignation as Chief Executive Officer did not result in the termination of his employment agreement or in any change in his compensation or the other terms of his employment. Mr. Wygod currently receives an annual base salary of $1,400,000.

      In the event of termination of Mr. Wygod’s employment by us without “cause” or by Mr. Wygod for “good reason,” as those terms are defined in his employment agreement, Mr. Wygod would become a consultant for us and would be entitled to receive his salary and continuation of benefits for two years or, if longer, the expiration of the term of the employment period. In addition, all options, or other forms of equity compensation, granted to Mr. Wygod which have not vested prior to the date of termination would be vested as of the date of termination and, assuming there has not been a “change in control” (as defined in the employment agreement), would continue to be exercisable as long as he remains a consultant (or longer if the plan or agreement expressly provided). In the event that Mr. Wygod’s employment is terminated due to death or disability, he would receive the same benefits as described above.

      The employment agreement provides that in the event of a “change in control” (as defined in the employment agreement, which definition includes certain business combination transactions) of WebMD all outstanding options and other forms of equity compensation would become immediately vested on the date of the change in control and, if following the change in control, Mr. Wygod’s employment terminates for any reason other than cause, they will continue to be exercisable until the tenth anniversary of the applicable date of grant. A change in control is also an event that constitutes “good reason” for purposes of a termination by Mr. Wygod.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that continue until the second anniversary of the date his employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Wygod incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Charles A. Mele

      We are party to an employment agreement with Charles A. Mele, our Executive Vice President, General Counsel and Secretary, which provides for an employment period through July 1, 2006. Mr. Mele currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Mele’s employment due to his death or disability, by us “without cause” or by Mr. Mele for “good reason,” as those terms are defined in Mr. Mele’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination) and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Mele which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement. A change in control (which is defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Mele’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Mele would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Mele incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Michael A. Singer

      We are party to an employment agreement with Michael A. Singer, Chief Executive Officer, WebMD Medical Manager, which provides for an employment period through July 23, 2004. Mr. Singer currently receives an annual base salary of $450,000.

      In the event of the termination of Mr. Singer’s employment by us “without cause” or by Mr. Singer for “good reason,” as those terms are defined in Mr. Singer’s employment agreement, he would be entitled to: (i) continuation of his base salary in effect at the time of termination for a period of two years and (ii) continued participation in our benefit plans (or comparable plans) for the duration of the severance period or, if earlier, until he is eligible for comparable plans with a subsequent employer. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable for the duration of the severance period. If a change in control (as defined in the employment agreement) occurs, Mr. Singer may resign for good reason at any time after the six month anniversary of the change in control (or immediately if the incumbent directors did not approve the change in control).

      The merger with Medical Manager constituted a change in control and an event of good reason for purposes of Mr. Singer’s employment agreement after the six month anniversary of the merger date (March 12, 2001). On September 5, 2000, Mr. Singer agreed that if he resigned following March 12, 2001 as a result of the Medical Manager merger, his severance benefits would be based upon an annual base salary of $250,000 and his June 5, 2000 option would not vest. The option granted to Mr. Singer on July 23, 1999 was deemed fully vested on the six month anniversary of the merger.

      In the event of the termination of Mr. Singer’s employment due to his death or disability, he would be entitled to a continuation of his base salary and benefits for the period through the expiration of the term of the agreement. In addition, the option granted to Mr. Singer on June 5, 2000 will be deemed fully vested and exercisable on the date of termination and would remain exercisable though such period.

      If Mr. Singer’s employment is terminated by us for cause, he is not entitled to any further compensation or benefits. In addition, Mr. Singer would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of (a) the first anniversary of the date of termination; (b) July 23, 2004; or (c) the last day on which Mr. Singer is receiving severance or benefits following his separation from the employ of WebMD.

Arrangements with Anthony Vuolo

      We are party to an employment agreement with Anthony Vuolo which provides for an employment period through July 1, 2006. Mr. Vuolo served as our Executive Vice President, Chief Financial Officer until May 15, 2003, at which time he became our Executive Vice President, Business Development. Mr. Vuolo currently receives an annual base salary of $450,000 and is entitled to receive a bonus in the same form and amount received by any other executive officer with similar responsibilities and compensation.

      In the event of the termination of Mr. Vuolo’s employment due to his death or disability, by us “without cause” or by Mr. Vuolo for “good reason,” as those terms are defined in Mr. Vuolo’s employment agreement, he would be entitled to: (i) continuation of his base salary through the later of eighteen months and the expiration of the term of the agreement; (ii) any bonuses that he would have normally been entitled to through the term of his employment agreement (the amount of the bonus for years subsequent to the year in which the termination of employment occurred will be equal to the bonus received for the year of termination); and (iii) continued participation in our benefit plans (or comparable plans) for thirty-six months. In addition, all options granted to Mr. Vuolo which have not vested prior to the date of termination would be vested as of the date of termination and all such options would remain exercisable as if he remained in our employ through the expiration date specified in each applicable stock option agreement. A change in control (as defined in the employment agreement) of WebMD is an event that constitutes good reason.

      If Mr. Vuolo’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, Mr. Vuolo would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

      The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the second anniversary of the date employment has ceased and the last day of the term of the agreement.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Vuolo incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock with the comparable cumulative return of the Nasdaq Stock Market (U.S.) Index and a Peer Group Index (as described below) over the period of time from February 11, 1999, the initial trading date of our common stock, through December 31, 2002. The graph assumes that $100 was invested in our common stock and each index on February 11, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

      Pursuant to applicable rules under the Securities Exchange Act of 1934 relating to proxy statements, we are required to include in the graph below an index of companies in our industry or line-of-business. We have included an index of a specific group of companies (which we refer to as the Peer Group Index) to meet this requirement. This group of companies consists of Allscripts Healthcare Solutions, Cerner Corporation, Drugstore.com, Inc., Eclipsys Corporation, First Consulting Group, Inc., IDX Systems Corporation, iVillage Inc., NDCHealth Corporation, Neoforma, Inc., Per-Se Technologies, Inc., QuadraMed Corporation, Quality Systems, Inc., Quovadx, Inc., TriZetto Group, Inc. and VitalWorks Inc.

Comparison of 46 Month Cumulative Total Return*

Among WebMD Corporation, the
Nasdaq Stock Market (U.S.) Index and a Peer Group

*	$100 invested on February 11, 1999 in stock or index, including reinvestment of dividends.

REPORT OF THE COMPENSATION COMMITTEE

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., Herman Sarkowsky and Joseph E. Smith. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee:

•	administers our executive compensation program and our equity compensation plans,

•	has responsibility for the approval of compensation levels for and grants of options to our executive officers, and

•	reviews and makes recommendations regarding other matters relating to WebMD’s compensation practices.

      WebMD’s compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. The compensation of each of our executive officers (including our Chief Executive Officer) may, in one or more years, be comprised of the following three elements:

•	base salary;

•	annual discretionary cash bonuses that reflect the individual’s specific responsibilities, experience and overall performance, as well as the performance of WebMD during the year; and

•	stock-based incentive awards, mostly in the form of stock options.

We believe that WebMD’s compensation policies foster a high performance culture, provide appropriate incentives to our executives and create a mutuality of interest between our executives and our stockholders.

      In May 2003, Mr. Holstein was appointed our Chief Executive Officer and received an increase in salary from $600,000 to $1,000,000 and a grant of options to purchase 500,000 shares of our common stock at an exercise price of $8.89. We believe that Mr. Holstein’s compensation arrangements (more fully discussed under “Executive Compensation,” including under “Compensation Arrangements with Executive Officers — Arrangements with Roger C. Holstein”) are appropriate in light of his increased responsibilities. A significant portion of Mr. Holstein’s annual cash compensation will be contingent upon WebMD’s annual financial performance. For 2003, Mr. Holstein will be eligible to receive a bonus of up to 100% of his base salary in the event that WebMD attains certain specified performance goals determined at the time his current employment agreement was entered into. For 2004 and following years under the employment agreement, he will continue to be eligible to receive a similar bonus, and the Compensation Committee intends to set performance goals that will create appropriate incentives to achieve WebMD’s financial goals for those years.

      During 2002 and until May 2003, Mr. Wygod, now Chairman of the Board, also served as our Chief Executive Officer. As contemplated by his employment agreement and announced in October 2002, Mr. Wygod will serve solely as Chairman of the Board. The Committee recognized Mr. Wygod’s efforts to position WebMD for the future by assisting in the transition of his management responsibilities to Mr. Holstein. Under Mr. Wygod’s leadership as Chief Executive Officer, WebMD completed a period of restructuring and integration following numerous mergers and acquisitions in 2000 and prior years and prepared for future growth through new product offerings and other initiatives. Prior to October 2001, Mr. Wygod’s salary was $1,000 per year. He received an increase in his base salary, effective October 2001, from $1,000 per year to $1.4 million per year as a result of WebMD generating Income (as defined in his employment agreement) for the fourth quarter of 2001. For 2002, Mr. Wygod received a bonus of $475,000. Previously, he had not received any bonuses. We believe that Mr. Wygod’s compensation arrangements (more fully discussed under “Executive Compensation,” including under “Compensation Arrangements with Executive Officers — Arrangements with Martin J. Wygod”) are appropriate in light of his contributions to date and the importance of having his continued commitment to WebMD.

      The salaries and bonuses of the other executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the compensation packages for similar positions at other companies.

      WebMD currently intends to continue to use stock options as a key component of executive and employee compensation in order to provide long-term incentives that are aligned to the interests of stockholders. Stock options are generally exercisable in installments over periods of three to four years and are generally granted at a price that is equal to the fair market value of our common stock on the date of grant, reflecting the objective of the Compensation Committee to link compensation to increases in stockholder value through stock appreciation and to attract and retain qualified executives and employees. No specific formula is used to determine stock option grants to any particular person (including the Chief Executive Officer and the executive officers), but grants are generally based upon factors such as the optionee’s contribution to WebMD’s performance and expected contribution to meeting long-term strategic goals of WebMD. Stock options typically have been granted to executive officers and other employees when the person first joins WebMD, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. WebMD may, however, grant additional stock options to executive officers and other employees in other situations where appropriate in order to retain and motivate executives and other employees.

      We regularly evaluate our compensation philosophy and the methods we are using to implement that philosophy in order to determine whether our objectives are being met. These evaluations may from time to time result in changes in our philosophy or the methods of implementation. For example, the Board of Directors or the Compensation Committee may, in the future, consider authorizing stock options with different terms and conditions than those WebMD currently grants or may consider granting other types of awards payable in or valued relative to shares of WebMD common stock. In addition, changes in tax laws, securities laws or accounting rules may also cause us to reevaluate the types of compensation paid to executive officers and other employees.

      Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. It is the policy of the Compensation Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, WebMD’s stock option plans under which awards are made to officers and directors are currently designed to ensure that compensation attributable to options granted will be tax deductible by WebMD. The Compensation Committee recognizes that $400,000 of the $1,400,000 salary that Mr. Wygod receives exceeded the limits on deductibility during 2002 and will exceed these limits in 2003. However, for the reasons discussed earlier in this Report, the Compensation Committee believes that the arrangement with Mr. Wygod is in the best interests of WebMD and its stockholders. Any bonus that may be paid to Mr. Holstein will not be deductible pursuant to Section 162(m) of the Code. No executive officer’s compensation, other than Mr. Wygod’s, exceeded the limits on deductible compensation during 2002 and the Compensation Committee does not expect that the compensation from WebMD to any executive officer other than Mr. Wygod and Mr. Holstein during 2003 will exceed these limits.

Mark J. Adler, M.D.
Herman Sarkowsky
Joseph E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., Herman Sarkowsky and Joseph E. Smith. L. John Doerr, who did not seek reelection as a member of the Board of Directors in 2002, also served as a member of the Compensation Committee in 2002.

      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

      Dr. Adler is a partner in a group medical practice that is a customer of WebMD Medical Manager. For information regarding this relationship, see “Certain Relationships and Related Transactions.”

INDEPENDENT AUDITORS

Information Regarding our Independent Auditors

      Ernst & Young LLP has served as our independent auditors since 1995. Our Audit Committee has appointed Ernst & Young as our independent auditors for the fiscal year ending December 31, 2003. A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders.

Services and Fees of Ernst & Young

      In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2002, to review our quarterly financial statements and to re-audit prior year financial statements of Porex Holdings, Inc. that had previously been audited by Arthur Andersen LLP, we retained Ernst & Young to provide certain assurance and related services that were reasonably related to the performance of the audit or review of our financial statements. The aggregate fees in 2002 for Ernst & Young’s services to WebMD were:

Type of Fees	2002

Audit Fees	$2,728,364
Audit-Related Fees	142,700
Tax Fees	-0-
All Other Fees	-0-
Total Fees	2,871,064

      In the above table, in accordance with new SEC definitions and rules that we elected to adopt for this year’s proxy statement:

•	“audit fees” are fees we paid Ernst & Young for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements,

•	“audit-related fees” are fees billed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements,

•	“tax fees” are fees for tax compliance, tax advice, and tax planning, and

•	“all other fees” are fees billed by Ernst & Young to WebMD for any services not included in the first three categories.

      The Audit Committee has determined that the provision by Ernst & Young of audit-related services to us in 2002 is compatible with Ernst & Young maintaining their independence.

REPORT OF THE AUDIT COMMITTEE

      The current members of the Audit Committee of our Board of Directors are Mark J. Adler, M.D., Paul A. Brooke and Joseph E. Smith. The Audit Committee oversees WebMD’s financial reporting process on behalf of our Board of Directors and is composed solely of directors who are independent under the Nasdaq Stock Market’s listing standards. The Audit Committee is responsible for, among other things:

•	appointing our independent auditors and evaluating such auditors’ performance and independence,

•	approving the fees to be paid to our independent auditors,

•	pre-approving any non-audit services provided by our independent auditors,

•	reviewing our annual audit plan with WebMD’s financial management and independent auditors,

•	reviewing the adequacy and effectiveness of our internal controls with WebMD’s financial management, internal auditors and independent auditors,

•	reviewing the annual audited financial statements and the interim unaudited financial statements with WebMD’s financial management and independent auditors,

•	approving our internal audit plan and budget and reviewing reports of our internal auditors, and

•	overseeing implementation of WebMD’s Code of Business Conduct.

The Audit Committee operates under a written charter adopted by the Board of Directors on May 12, 2000 and amended on March 5, 2002, which was included as Annex A to the Proxy Statement for our 2002 Annual Meeting, a copy of which was filed with the SEC on September 16, 2002.

      This report reviews the actions taken by the Audit Committee with regard to our financial reporting process for 2002 and particularly with regard to our audited consolidated financial statements included in our Annual Report on Form 10-K for year ended December 31, 2002.

      Our management has the primary responsibility for WebMD’s financial statements and reporting process, including the systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to WebMD’s financial statements or any professional certification as to the independent auditors’ work. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for 2002. In addition, the Audit Committee reviewed with WebMD’s independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Ernst & Young their independence from management and WebMD, including the matters in the written disclosures required of Ernst & Young by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of audit-related services (see “Independent Auditors — Services and Fees of Ernst & Young” above) during 2002 by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

      Additionally, the Audit Committee discussed with our independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WebMD’s internal controls and the overall quality of WebMD’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2002 for filing with the SEC. The Audit Committee also approved the retention of Ernst & Young LLP as our independent auditors for 2003.

Mark J. Adler, M.D.
Paul A. Brooke
Joseph E. Smith

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On April 6, 2001, we loaned $1,450,000 to K. Robert Draughon, our Executive Vice President, Business Development. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 4.63%. The loan is full recourse and is secured by a pledge by Mr. Draughon of all shares of WebMD common stock owned by him and all options to purchase shares of WebMD common stock owned by him. As of July 7, 2003, approximately $107,000 of the principal amount and approximately $2,000 of accrued interest were outstanding.

      We were reimbursed approximately $367,000 during 2002 by Martin J. Wygod, our Chairman of the Board of Directors (formerly also our Chief Executive Officer), and a corporation that he controls, for the partial use of our office facilities, for services rendered by our employees and for expenses relating to use of aircraft.

      We lease property in Alachua, Florida that is owned by a corporation controlled by Michael A. Singer, Chief Executive Officer, WebMD Medical Manager and a member of our Board of Directors, and a member of his family. We are responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 2009. During 2002, the aggregate amount of rent payable under the lease was approximately $967,000.

      Dr. Adler, a non-employee director of WebMD, is a partner in a group medical practice that is a customer of WebMD Medical Manager. The practice purchases products and services on terms generally available, in the ordinary course of our business, to similar customers. During 2002, the aggregate amount payable to WebMD Medical Manager by this practice was approximately $142,000.

      Affiliates of FMR Corp. provide services to us in connection with the WebMD 401(k) Savings Plan and the Porex 401(k) Savings Plan. During 2002, the aggregate amount payable by us for these services was approximately $97,000.

PROPOSAL 2:

AMENDMENT TO THE 2000 LONG-TERM INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT

      The Compensation Committee of our Board of Directors has determined that it is in the best interests of WebMD and our stockholders to amend WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of our common stock available for grant under this Plan by           million shares, to a total of           million shares. We are asking stockholders to ratify and approve this increase in the number of shares available for grant under this Plan in order to comply with applicable requirements of The NASDAQ Stock Market and to preserve the tax deductible status for the awards granted under the Plan. Our employees, officers (including executive officers) and directors are eligible to receive grants under this Plan.

      As of July 7, 2003, 9,341,198 shares were available for future grant under the 2000 Long-Term Incentive Plan. In addition, as of July 7, 2003, approximately 5,749,039 shares were available for grant under our other stockholder approved plan, the 1996 Stock Plan. For additional information regarding our existing option plans, including shares available for grant under plans not approved by stockholders, see “Equity Compensation Plan Information” below.

      WebMD operates in competitive and rapidly changing markets and needs to be able to attract, motivate and retain employees, including its executive officers. A competitive environment exists for attracting and retaining such personnel. The availability of additional options for future grants will provide WebMD with greater ability to attract and retain executive officers and other employees in the future by offering compensation packages competitive with those available from other potential employers, while continuing to allow WebMD to use stock options as a significant component of compensation.

      As July           , 2003, the market price of our common stock, based upon the last sales price as reported on the Nasdaq National Market, was $     per share.

      Our Board of Directors recommends that stockholders vote “FOR” Proposal 2.

      Set forth below is a summary of the principal features of the 2000 Long-Term Incentive Plan. We will provide without charge to each person to whom this Proxy Statement is delivered, upon request and by first class mail within three days of receipt of the request, a copy of the 2000 Long-Term Incentive Plan. Any request should be directed as follows: Investor Relations, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361; telephone number (201) 414-2002.

Summary of the 2000 Long-Term Incentive Plan

     General

      The purpose of the 2000 Long-Term Incentive Plan is to promote our success by linking the personal interests of our employees, officers and directors to those of our stockholders, and by providing participants with an incentive for outstanding performance.

      The 2000 Long-Term Incentive Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be incentive stock options or non-qualified stock options,

•	stock appreciation rights,

•	performance shares,

•	restricted stock,

•	dividend equivalents,

•	other stock-based awards,

•	any other right or interest relating to our common stock, or

•	cash.

      Not more than 10% of the shares authorized under the 2000 Long-Term Incentive Plan may be granted as awards of restricted stock or unrestricted stock awards.

      The maximum number of shares of our common stock with respect to one or more options, stock appreciation rights or combinations of options and stock appreciation rights that may be granted during any one calendar year under the 2000 Long-Term Incentive Plan to any one person is 2,000,000, except that that limit may be increased by 2,000,000 for awards made in connection with a person’s initial hiring.

      The maximum fair market value of any awards, other than options and stock appreciation rights, that may be received by a participant, less any consideration paid by the participant for such award, during any one calendar year under the 2000 Long-Term Incentive Plan is $5,000,000.

     Administration

      The 2000 Long-Term Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to:

•	designate participants,

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions of award,

•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2000 Long-Term Incentive Plan, and

•	make all other decisions and determinations that may be required under the 2000 Long-Term Incentive Plan.

The Compensation Committee has delegated much of the authority described above to Mr. Holstein with respect to persons who are not executive officers of WebMD, subject to a limit of 200,000 shares per employee per year.

     Stock Options

      The Compensation Committee is authorized under the 2000 Long-Term Incentive Plan to grant options, which may be incentive stock options or non-qualified stock options. All options will be evidenced by a written award agreement between us and the participant, which will include any provisions specified by the Compensation Committee. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code.

     Stock Appreciation Rights

      The Compensation Committee may also grant stock appreciation rights. Upon the exercise of a stock appreciation right, the holder has the right to receive the excess, if any, of the fair market value of one share of our common stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of our common stock on the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Compensation Committee at the time of grant.

     Performance Shares

      The Compensation Committee may grant performance shares to participants on terms and conditions as may be selected by the Compensation Committee. The Compensation Committee will have the complete discretion to determine the number of performance shares granted to each participant and to set performance goals and other terms or conditions to payment of the performance shares in its discretion which, depending on the extent to which they are met, will determine the number and value of performance shares that will be paid to the participant.

     Restricted Stock Awards

      The Compensation Committee may make awards of restricted stock to participants, which will be subject to restrictions on transferability and other restrictions as the Compensation Committee may impose, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. These awards may be subject to forfeiture upon termination of employment or upon a failure to satisfy performance goals during the applicable restriction period.

     Dividend Equivalents

      The Compensation Committee is authorized to grant dividend equivalents to participants subject to terms and conditions as may be selected by the Compensation Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of our common stock subject to an award.

     Annual Awards to Non-Employee Directors

      The 2000 Long-Term Incentive Plan provides for an automatic grant on January 1 of each year of options to purchase 20,000 shares to each member of the Board of Directors on that date who is not an employee of WebMD. These options will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest as to 25% on the first anniversary of the date of grant and monthly thereafter for a period of three years. These options will expire, to the extent not previously exercised, ten years after the date of grant.

     Other Stock-Based Awards

      The Compensation Committee may, subject to limitations under applicable law, grant other awards that are payable in or valued relative to shares of our common stock as deemed by the Compensation Committee to be consistent with the purposes of the 2000 Long-Term Incentive Plan, including shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions. The Compensation Committee will determine the terms and conditions of any other stock-based awards.

     Performance Goals

      In order to preserve full deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee may determine that any award will be determined solely on the basis of:

•	the achievement by WebMD or a parent or subsidiary of WebMD of a specified target return, or target growth in return, on equity or assets,

•	total stockholder return, described as our stock price appreciation plus reinvested dividends, relative to a defined comparison group or target over a specific performance period,

•	our stock price,

•	the achievement by an individual, WebMD or a business unit, parent or subsidiary of WebMD, of a specified target, or target growth in, revenues, net income, earnings per share, EBIT or EBITDA, or

•	any combination of the above.

      If an award is made on this basis, the Compensation Committee must establish goals prior to the beginning of the period for which the performance goal relates, or by a later date as may be permitted under applicable tax regulations, and the Compensation Committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Limitations on Transfer and Beneficiaries

      No award under the 2000 Long-Term Incentive Plan is assignable or transferable other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order. However, the Compensation Committee may permit other transfers if it deems appropriate.

Acceleration upon Certain Events

      Upon the participant’s death or termination of employment as a result of disability, all outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the 2000 Long-Term Incentive Plan and the award agreement. In addition, the Compensation Committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment

      The Compensation Committee may at any time amend or terminate this Plan without stockholder approval, but it may condition any amendment on the approval of our stockholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. The Compensation Committee may amend or terminate any outstanding award without approval of the participant, but an amendment or termination may not, without the participant’s consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination, but the original term of any option may not be extended.

New Plan Benefits

      Awards under the 2000 Long-Term Incentive Plan are determined by the Compensation Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. During the fiscal year ended December 31, 2002, the grants of options shown on the table below were made pursuant to the 2000 Long-Term Incentive Plan.

Name and Position	Number of Options

Martin J. Wygod	-0-
Roger C. Holstein	1,000,000
Charles A. Mele	-0-
Michael A. Singer	-0-
Anthony Vuolo	-0-
Executive group	1,000,000
Non-Executive Director Group	240,000
Non-Executive Officer Employee Group	375,000

Federal Income Tax Information

      The following discussion is a summary of the federal income tax provisions relating to the grant and exercise of awards under the 2000 Long-Term Incentive Plan and the subsequent sale of common stock acquired under this plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.

      Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, however, he will realize ordinary income in an amount equal to the excess of the fair market value of the option shares that he receives upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to limitations under Section 162(m) of the Internal Revenue Code. Any gain that a participant realized when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

      Incentive Stock Options. There typically will be no federal income tax consequences to a participant or to us upon the grant or exercise of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum tax income.

      Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code.

      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount he paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to certain limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount a participant paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, he will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

      Performance Shares. A participant will not recognize income, and we will not be allowed a tax deduction, at the time performance shares are granted. When the participant receives payment under the performance shares, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code.

Equity Compensation Plan Information

      The following table contains certain information, as of December 31, 2002, about our equity compensation plans.

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category(1)	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	31,534,563	$11.38	19,612,870	(2)
Equity compensation plans not approved by security holders(3)	27,323,869	$5.75	1,315,389	(4)

Total	58,858,432	$8.77	20,928,259	(2)(4)

(1)	This table does not include (a) outstanding options to acquire 58,288,112 shares of WebMD common stock at a weighted-average exercise price of $16.14 per share that were assumed by WebMD in mergers or acquisitions or (b) outstanding warrants to acquire 18,604,162 shares of WebMD common stock at a weighted-average exercise price of $24.32 per share that were assumed by WebMD in mergers or acquisitions. We cannot grant additional awards under these assumed plans. For additional information regarding the assumed options, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Includes 2,841,022 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan. For additional information regarding the Employee Stock Purchase Plan, see note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

(3)	The plans included in this category did not require approval of our stockholders under applicable law and NASDAQ rules at the time the plans were created. In accordance with the rules and regulations of the SEC, “equity compensation plans” includes warrants issued to third parties. Accordingly, this category includes warrants to acquire 8,914,494 shares of WebMD common stock at a weighted-average exercise price of $8.89 per share. None of these warrants are held by WebMD employees. We cannot grant additional awards under the relevant agreements pursuant to which those warrants were issued. The warrants were issued in a variety of transactions, including transactions with strategic partners, suppliers and service providers. For additional information regarding these warrants, see notes 3 and 14 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002. See “Description of Plans Not Approved by Stockholders” for descriptions of the other “equity compensation plans” in this category.

(4)	Includes 603,803 shares of WebMD common stock available for grant under our 2002 Restricted Stock Plan.

Description of Plans Not Approved by Stockholders

      2001 Stock Plan. The 2001 Employee Non-Qualified Stock Option Plan authorizes the granting of awards of non-qualified stock options to purchase shares of our common stock to our employees who are not subject to Section 16(a) of the Securities Exchange Act of 1934. As of December 31, 2002, options to purchase 114 shares of our common stock remained available for grant under the 2001 Stock Plan. The maximum number of shares of our common stock with respect to one or more options that may be granted during any one calendar year under the 2001 Stock Plan to any one person is 200,000. Generally, options become exercisable ratably over a three to five year period based on their individual grant dates and expire on the tenth anniversary of the date of grant. Options are granted with exercise prices not less than fair market value on the date of grant. The exercise price may be paid in cash or shares of WebMD common stock held by the optionee for a period of at least six months or through a cashless exercise arrangement. Upon termination of employment, unvested options generally are forfeited and vested options generally expire 90 days after termination (one year in the case of termination as a result of death or disability or immediately in the event of termination for “cause”). The 2001 Stock Plan is administered by the Compensation Committee of our Board of Directors and all or a portion of such authority may be delegated to one or more officers of WebMD. The Compensation Committee has the authority to designate participants, determine the number, terms and conditions of options, establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2001 Stock Plan and make all other decisions and determinations that may be required under the 2001 Stock Plan. The Compensation Committee has delegated to Roger C. Holstein the authority to grant options and determine the terms and conditions of such grant in accordance with the terms of the Plan.

      2002 Restricted Stock Plan. During 2002, WebMD adopted the 2002 Restricted Stock Plan. The 2002 Restricted Stock Plan authorizes the granting of awards of shares of WebMD common stock that are subject to restrictions on transfer until such time as they are vested. As of December 31, 2002, 603,803 shares of restricted common stock remained available for grant under the 2002 Restricted Stock Plan. All of our employees, other than those officers who are subject to Section 16(a) of the Securities Exchange Act, are eligible for grants under the plan. The vesting schedule applicable to a restricted stock grant is generally 25% per year subject to the holder’s continued employment on the applicable dates. Unvested restricted stock is subject to forfeiture upon termination of employment. The 2002 Restricted Stock Plan is administered by the Compensation Committee of our Board of Directors, with responsibilities and authority similar to those described above for the 2001 Stock Plan. The authority to grant restricted stock and determine the terms and conditions thereof in accordance with the terms of the plan has been delegated to Roger C. Holstein.

      Envoy Stock Plan. In January 2000, our Board of Directors adopted the WebMD Envoy Stock Plan in connection with the acquisition of Envoy Corporation. The Envoy Stock Plan authorizes the granting of awards of non-qualified stock options to purchase shares of our common stock and grants of shares of common stock. As of December 31, 2002, 711,472 shares of our common stock remained available for option grants or grants of shares under the Envoy Stock Plan. The maximum number of shares of our common stock with respect to one or more options that may be granted during any one fiscal year under the Envoy Stock Plan to any one person is 1,000,000, except that, in connection with an employee’s initial employment, he or she may be granted options to purchase an additional 500,000 shares which shall not count against the 1,000,000 limit. The terms of the Envoy Stock Plan and its administration are substantially similar to those described above for the 2001 Stock Plan.

      Option Agreement with Wayne Gattinella. We are party to an option agreement with Wayne Gattinella, who became President, WebMD Health in August 2001. The option agreement, entered into on August 20, 2001, provides for a nonqualified stock option to purchase 600,000 shares of common stock, at an exercise price of $4.81 per share. The exercise price is equal to the closing price of WebMD common stock on the date of grant. No further shares of our common stock are available for grant under this option agreement. Subject to Mr. Gattinella’s continued employment (except as set forth below), the option vests and becomes exercisable with respect to 25% of the shares on the first, second, third and fourth anniversaries of the date of grant and expires on the tenth anniversary of the date of grant. In the event of the termination of Mr. Gattinella’s employment without cause or for good reason (as such terms are defined in his employment agreement), the option, to the extent unvested, will remain outstanding and continue to vest as if he remained in the employ of WebMD through the first anniversary of the date of termination. In addition, on the one year anniversary of a change in control (or earlier if his employment is terminated without cause for good reason), 75% of the unvested portion of the option shall vest.

ABF Stock Plan

      One additional plan was adopted after December 31, 2002 without stockholder approval: the 2003 Nonqualified Stock Option Plan for Employees of Advanced Business Fulfillment, Inc., which we refer to as the ABF Stock Plan. The ABF Stock Plan became effective upon our acquisition of Advanced Business Fulfillment, or ABF, and grants under the plan are limited to ABF employees who are not executive officers of WebMD. At the time of the closing of the acquisition of ABF, options to purchase 3,570,000 shares of WebMD common stock were granted under the ABF Stock Plan to ABF employees. The options have an exercise price of $11.73 (the fair market value of WebMD common stock on the closing date of the acquisition) and vest 25% per year subject to the holder’s continued employment on the applicable dates. As of July 18, 2003, options to purchase 30,000 shares of WebMD common stock remained available for grant under the ABF Stock Plan. The other terms of the ABF Stock Plan and its administration are substantially similar to those described above for the 2001 Stock Plan.

PROPOSAL 3:

AMENDMENT TO THE

TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Our Board of Directors has determined that it is in the best interests of WebMD to amend WebMD’s Tenth Amended and Restated Certificate of Incorporation to increase the number of shares of authorized shares of our common stock by 300 million to 900 million. Our Certificate of Incorporation currently authorizes the issuance of 600 million shares of common stock, with a par value of $0.0001 per share, and 5 million shares of preferred stock with a par value of $0.0001 per share. The number of shares of preferred stock would remain unchanged.

      The approval of the amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting.

      Our Board of Directors unanimously recommends a vote “FOR” approval of the proposed amendment to the our Certificate of Incorporation.

      Our Board of Directors believes the increase in the number of authorized shares of common stock will provide flexibility in connection with future stock dividends or splits, financings, investment opportunities, acquisitions of other companies and for other corporate purposes that our Board deems advisable. We have announced our intention to issue shares from time to time for corporate acquisitions, but there can be no assurance that any such issuance or issuances for other purposes will be made or, if made, as to the timing, type, or size of any issuance. The authorized but unissued common stock, including the increased number of shares of common stock if this proposed amendment is approved by the stockholders and made effective, may be issued from time to time as determined by our Board of Directors without further stockholder action (subject to any applicable stock exchange rules) unless issued in transactions, such as certain mergers, which require stockholder approval. We do not intend to seek stockholder approval for any such corporate acquisitions or share issuances unless required by applicable law, stock exchange rule or other regulation. The issuance of additional shares of common stock may cause a dilution in the equity and earnings of the present stockholders. No preemptive rights exist with respect to any outstanding shares of WebMD common stock.

      Of the 600 million shares of common stock currently authorized, as of July 7, 2003, 381,279,125 shares were issued, of which 304,954,960 shares are outstanding and 76,324,165 shares are held in treasury. Shares of WebMD common stock held in treasury may be returned to the status of authorized but unissued by resolution of our Board of Directors. In addition, as of the same date, there were 218,720,875 authorized but unissued shares. We have reserved an aggregate of 223,142,809 shares for the purposes described below:

•	127,434,412 shares reserved for issuance under our equity compensation plans (for additional information regarding the awards granted under our equity compensation plans, see “Proposal 2: Amendment to the 2000 Long-Term Incentive Plan to Increase the Number of Shares Available for Grant — Equity Compensation Plan Information” above).

•	32,386,807 shares reserved for issuance upon the conversion of our 3 1/4% Convertible Notes due 2007,

•	22,742,040 shares reserved for issuance upon the conversion of our 1.75% Convertible Notes due 2023,

•	15,000,000 shares reserved for issuance in connection with contingent payments for our acquisition of ABF, and

•	25,579,550 shares reserved for issuance upon the exercise of our outstanding warrants.

Accordingly, assuming all shares we hold in treasury were returned to the status of authorized but unissued shares, as of July 7, 2003, we would have 71,902,231 shares available for issuance.

      If the proposed amendment is adopted by the stockholders, the second sentence of Article Four of the Tenth Amended and Restated Certificate of Incorporation will be amended to read as follows:

The total number of shares of common stock that this corporation is authorized to issue is 900 million with a par value of $0.0001 per share.

      Our Board of Directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility to the Board as indicated above. Nevertheless, having additional authorized shares may provide a means for the Board to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2002 accompanies this Proxy Statement.

      We make available free of charge at www.webmd.com (in the “About WebMD” section) copies of materials we file with, or furnish to, the SEC. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      We expect to hold our 2004 Annual Meeting of Stockholders on June 17, 2004. Proposals that stockholders intend to present at that meeting must be received by us not later than February 18, 2004 if they are to be eligible for consideration for possible inclusion in WebMD’s Proxy Statement and form of proxy relating to that meeting, unless the date of the meeting is changed to a later one, in which case such proposals must be received a reasonable time before a solicitation is made. In addition, our Bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at an annual meeting, but not included in our Proxy Statement. For these nominations or other business to be properly brought before the meeting by a stockholder, the stockholder must provide written notice delivered to the Secretary of WebMD at least 60 days and not more than 90 days in advance of the annual meeting date, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing these matters. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to: Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not intended for inclusion in the Proxy Statement relating to that meeting, notice from the stockholder in accordance with the requirements in our Bylaws must be received by us no later than April 18, 2004, unless the date of the meeting is changed, in which case the notice must be received by us no later than the tenth day after the date on which we first announce the change.

MISCELLANEOUS

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than WebMD, we have relied upon information furnished by such person or contained in filings made by such person with the SEC.

      The material under the headings “Performance Graph,” “Report of the Audit Committee” (other than the description of the responsibilities of the Audit Committee in the first paragraph of that Report) and the “Report of the Compensation Committee” (other than the description of the responsibilities of the Compensation Committee in the first paragraph of that Report) shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that WebMD specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ANNEX A

AMENDED AND RESTATED CHARTER

OF THE
NOMINATING COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
WEBMD CORPORATION

A.     Purpose

      1. General. The Nominating Committee (the “Committee”) is established by the Board of Directors (the “Board”) of WebMD Corporation (the “Corporation”) to assist the Board by actively identifying individuals qualified to become Board members and making recommendations to the Board regarding (a) the persons to be nominated by the Board for election as director at each annual meeting of stockholders, (b) appointments of directors to fill vacancies occurring between annual meetings and (c) appointments of directors to fill newly created directorships, if any, created by expansion of the size of the Board between annual meetings.

      2. Diversity. The Board believes that diversity is a critical attribute of a well-functioning board. It is the responsibility of the Nominating Committee to seek qualified candidates to fill vacancies on the Board that contribute distinctive and useful perspectives to governance that best serves the interests of the Company and its stockholders. The Committee shall advise the Board on matters of diversity, including gender, race, culture, thought and geography, and recommend, as necessary, procedures for achieving diversity of viewpoint, background, skills, types of experience, and areas of expertise on the Board.

B.     Composition

      1. Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than two members. Committee members shall serve until the earliest of their resignation or their replacement or removal by the Board in accordance with this Charter and the Bylaws of the Corporation.

      2. Qualifications. Each member of the Committee shall meet all applicable independence and other requirements of law and the requirements for companies listed for quotation on the NASDAQ NMS and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee.

      3. Chair. A Chair of the Committee may be appointed by the Committee.

      4. Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board in accordance with the Bylaws of the Corporation.

C.     Operations

      1. Meetings. The Committee shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least once per year in advance of the Board’s nomination of directors for election at the Corporation’s annual meeting. Minutes of these meetings shall be kept and filed with the Secretary of the Corporation.

      2. Agenda. The Committee shall determine the agenda for its meetings. The Committee may invite other Board members, members of management and others to attend meetings and provide pertinent information, as it deems necessary.

A-1

      3. Report to Board. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting or, if so determined by the Committee, by distribution of the minutes of a meeting, a unanimous written consent or other relevant documents.

D.     Authority Delegated to the Committee

      1. The Committee shall establish and review with the Board the qualifications and characteristics that it determines should be sought with respect to individual Board members and the Board as a whole and shall review with the Board any changes thereto that it may, from time to time, determine to be appropriate. These qualifications and characteristics shall be designed to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity.

      2. The Committee shall assess the adequacy of this Charter and the procedures developed by the Committee to implement this Charter on at least an annual basis and shall submit any proposed amendments to this Charter that the Committee recommends be made to the Board for its approval. This assessment shall include a review of procedures developed to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity.

      3. In order to assist the Board in meeting the objectives set forth in Section A.2 of this Charter with respect to diversity, the Committee shall develop director search processes that identify qualified Board candidates both in the corporate environment as well as other enterprises, such as government, academia, private enterprise, complex non-profit organizations, and professions that serve them, such as accounting, human resources, and legal services. The search process will be designed so that candidates are not systematically eliminated from the search process due solely to background or organizational affiliation and so that each director search affirmatively seeks to include candidates with diverse backgrounds and skills.

      4. The Committee shall, in accordance with (a) the policies and principles set forth in this Charter and (b) the relevant requirements of applicable law and requirements applicable to companies listed for quotation on the NASDAQ NMS, identify and recommend to the Board:

i. the persons to be nominated by the Board for election as director at each annual meeting of stockholders,

ii. persons to be appointed as directors to fill vacancies occurring between annual meetings, and

iii. persons to be appointed as directors to fill newly created directorships, if any, created by expansion of the size of the Board between annual meetings.

      5. The Committee shall review candidates for the Board recommended by stockholders.

      6. The Committee may recommend to the Board increases or decreases in the size of the Board.

      The foregoing list is not intended to be exhaustive, and the Committee shall, in addition, have such powers as may be necessary or appropriate in furtherance of the objectives set forth in this Charter, including the objectives set forth in Section A.2 of this Charter with respect to diversity. The Committee shall have the power to delegate its authority to subcommittees or individual members of the Committee as it deems appropriate.

      The Committee shall have the power to retain search firms or advisors to identify director candidates. The Committee may also retain counsel or other advisors, as it deems appropriate. The Committee shall have sole authority to retain and terminate such search firms or advisors and to review and approve such search firm or advisor’s fees and other retention terms.

A-2

WEBMD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Roger C. Holstein, Kirk G. Layman and Charles A. Mele as proxies, each with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the 2003 Annual Meeting of Stockholders of WEBMD CORPORATION, to be held at The Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666, on September 12, 2003 at 9:30 a.m., Eastern time, and at any adjournment or postponement thereof, on the matters set forth below and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

     WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
WEBMD CORPORATION

September 12, 2003

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1, 2 and 3.

		FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
1.	To elect the persons listed below to each serve a three year term as a Class II director. Nominees: Paul A. Brooke James V. Manning Martin J. Wygod	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares that may be issued under the Plan by million shares to a total of million shares.	☐	☐	☐

3.	To approve an amendment to WebMD’s Certificate of Incorporation to increase the number of authorized shares of common stock by 300 million shares to 900 million shares.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

Signature:	Date:	Signature:	Date:

NOTE:	This proxy card must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print in full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.